UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

Filed by the Registrant [X]	Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

OWC PHARMACEUTICAL RESEARCH CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

OWC PHARMACEUTICAL RESEARCH CORP.

2 Ben Gurion Street

Ramat Gan, Israel 5257334

To Our Stockholders:

You are cordially invited to attend the Special Meeting of Stockholders of OWC Pharmaceutical Research Corp. at [●] a.m., local time, on [●], 2019, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. at 666 Third Avenue , New York, New York 10017.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.

It is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the meeting, we hope that you will have your stock represented by voting as soon as possible, by signing, dating and returning your proxy card in the enclosed envelope, which requires no postage if mailed in the United States. You may also vote electronically via the Internet or by telephone. Your stock will be voted in accordance with the instructions you have given in your proxy.

Thank you for your continued support.

Sincerely,

/s/ Mordechai Bignitz
Mordechai Bignitz
Chief Executive Officer

OWC PHARMACEUTICAL RESEARCH CORP.

2 Ben Gurion Street

Ramat Gan, Israel 5257334

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held [●], 2019

The Special Meeting of Stockholders (the “Meeting”) of OWC Pharmaceutical Research Corp., a Delaware corporation (the “Company”), will be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. at 666 Third Avenue , New York, New York 10017 on [●], 2019, at [●] a.m., local time, for the following purpose. Capitalized terms are defined in the attached proxy statement.

1.	To authorize our Board of Directors to effect one reverse stock split of our outstanding Common Stock, $0.00001 par value per share, at any ratio up to 1-for-500, at such time as our Board of Directors shall determine, in its sole discretion, during the Company’s 2019 fiscal year ending December 31, 2019;

2.	To approve one or more adjournments to the Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Meeting cast in favor of Proposal No. 1; and

3.	To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

The holders of Common Stock and Series A Convertible Preferred Stock (collectively, the “Stockholders”) of record at the close of business on February 6, 2019 (the “Record Date”), are entitled to notice of and to vote, on an as converted basis, subject to a beneficial ownership limitation of 4.99%, at the Meeting, or any adjournment or adjournments thereof. A complete list of such Stockholders will be open to the examination of any Stockholder at the Company’s principal executive offices at 2 Ben Gurion Street, Ramat Gan, Israel 5257334, for a period of ten (10) days prior to the Meeting and at the offices of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. at 666 Third Avenue, New York, New York 10017 on the day of the Meeting. The Meeting may be adjourned from time to time without notice other than by announcement at the Meeting; provided, however, if the adjournment is for more than thirty (30) days after the date of the Meeting, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting is required to be given to each Stockholder.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. YOU MAY ALSO VOTE ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. THE PROMPT RETURN OF PROXIES WILL ENSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION. EACH PROXY GRANTED MAY BE REVOKED BY THE STOCKHOLDER APPOINTING SUCH PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

Important Notice Regarding the Availability of

Proxy Materials for the Special Meeting of Stockholders to be held on [●], 2019

Our proxy statement is attached. Financial and other information concerning our company is contained in our Annual Report for the fiscal year ended December 31, 2017 and our other periodic and current reports on file with the Securities and Exchange Commission. We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement is available at www.owcpharma.com.

By Order of the Board of Directors

/s/ SWA Schwell, Wimpfheimer and Associates

SWA Schwell, Wimpfheimer and Associates Secretary

New York, New York
[●], 2019

OWC PHARMACEUTICAL RESEARCH CORP.

2 Ben Gurion Street

Ramat Gan, Israel 5257334

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors, or the Board, of OWC Pharmaceutical Research Corp., a Delaware corporation, referred to herein as the Company, OWC, we, us or our, of proxies to be voted at our special meeting of stockholders to be held on [●], 2019, referred to herein as the Meeting, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. at 666 Third Avenue , New York, New York 10017, at [●] a.m., local time, and at any adjournment or adjournments thereof. The holders of record of our Common Stock, $0.00001 par value per share, also referred to herein as Common Stock, and our Series A Convertible Preferred Stock, par value $0.00001 per share, also referred to herein as Series A Preferred Stock, as of the close of business on February 6, 2019, also referred to herein as the Record Date, will be entitled to notice of and to vote, on an as converted basis, subject to a beneficial ownership limitation of 4.99%, at the Meeting and any adjournment or adjournments thereof. As of the Record Date, there were 156,897,345 shares of our Common Stock issued and outstanding and entitled to vote and 465 shares of our Series A Preferred Stock issued and outstanding and entitled to vote, on an as-converted basis, such that holders of our Series A Preferred Stock are entitled to an aggregate of 8,255,234 votes. Each share of our Common Stock is entitled to one (1) vote on any matter presented at the Meeting.

If proxies in the accompanying form are properly voted and received, the shares of our Common Stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of our Common Stock represented by the proxies will be voted:

1.	FOR the authorization of our Board of Directors to effect one reverse stock split of our outstanding Common Stock, $0.00001 par value per share, at any ratio up to 1-for-500, at such time as our Board of Directors shall determine, in its sole discretion, during the Company’s 2019 fiscal year ending December 31, 2019;

2.	To approve one or more adjournments to the Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Meeting cast in favor of Proposal No. 1; and

3.	To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by timely delivery of a later dated proxy (including a telephone or Internet vote), by delivering a written notice of your revocation addressed to and received by our Corporate Secretary or by electing to vote in person at the Meeting. The mere presence at the Meeting of the person appointing a proxy does not, however, revoke the appointment.

The presence, in person or by proxy, of holders of shares of our Common Stock having a majority of the votes entitled to be cast at the Meeting shall constitute a quorum.

Proposal No. 1—Approval of Reverse Split. Approval of the authorization of our Board of Directors to effect the reverse stock split in any ratio up to 1-for-500, at such time as our Board of Directors shall determine, in its sole discretion, during the Company’s 2019 fiscal year ending December 31, 2019, requires the affirmative vote of our stockholders representing a majority of the shares of Common Stock outstanding as of the Record Date. Brokers are authorized to vote without instructions on this proposal. Abstentions are included in the shares present at the Meeting for purposes of determining whether a quorum is present, and are counted as a vote against for purposes of determining whether the foregoing proposal is approved.

Proposal No. 2—Approval of One or More Adjournments to the Meeting. Approval of one or more adjournments to the Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Meeting cast in favor of Proposal No. 1, requires the affirmative vote of holders of a majority of the shares of our Common Stock present in person or by proxy at the Meeting. Brokers are authorized to vote without instructions on this proposal. Abstentions are included in the shares present at the Meeting for purposes of determining whether a quorum is present, and are counted as a vote against for purposes of determining whether the foregoing proposal is approved.

1

Your vote is very important. All properly completed proxy cards delivered pursuant to this solicitation, whether via mail, telephone or the Internet, and not revoked will be voted at the Meeting in accordance with the directions given. You may vote in favor of, against, or you may abstain from, voting on the proposal. You should specify your respective choice on the proxy card. If you do not give specific instructions with regard to the matters to be voted upon, the shares of Common Stock represented by your completed proxy card will be voted in accordance with the Board of Director’s recommendation. We strongly encourage you to submit your voting instructions and exercise your right to vote as a stockholder.

You may revoke your proxy and reclaim your right to vote up to and including the day of the Meeting by giving written notice of your revocation to the Secretary of OWC, by timely delivery of a later dated proxy (including a telephone or Internet vote) or by voting in person at the Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Secretary, OWC Pharmaceutical Research Corp., 2 Ben Gurion Street, Ramat Gan, Israel 5257334.

On or about February 18, 2019, this proxy statement, together with the related proxy card, is being mailed to our stockholders of record as of the Record Date.

Our Common Stock is quoted on the OTCQB Marketplace, operated by the OTC Markets Group, under the symbol “OWCP”. On February 6, 2019, the Record Date, the closing price for the Common Stock as reported by OTCQB Marketplace was $0.093 per share.

2

PROPOSAL NO. 1

BOARD AUTHORIZATION TO EFFECT REVERSE STOCK SPLIT

Our Board of Directors proposes that our stockholders approve a proposal to authorize our Board of Directors to effect a reverse stock split of all outstanding shares of our Common Stock, at any ratio up to 1-for-500, at such time as our Board of Directors shall determine, in its sole discretion, during the Company’s 2019 fiscal year ending December 31, 2019, in order to, among other reasons, assist the Company’s potential capital-raising efforts. The effect of this proposal would be solely to increase the authorized ratio of the reverse split and would not authorize our Board of Directors to effect more than one reverse split. If this proposal is approved, our Board of Directors would have the authority to effect one reverse stock split at such time as our Board of Directors shall determine, in its sole discretion, during the Company’s 2019 fiscal year ending December 31, 2019. Our Board of Directors believes that approval of a proposal providing our Board of Directors with this generalized grant of authority with respect to setting the split ratio, rather than mere approval of a pre-defined reverse stock split, will give our Board of Directors the flexibility to set the ratio in accordance with current market conditions and therefore allow our Board of Directors to act in the best interests of the Company and our stockholders.

In determining the ratio following the receipt of stockholder approval, our Board of Directors may consider, among other things, factors such as:

●	the historical trading price and trading volume of our Common Stock;

●	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the reverse stock split on the trading market for our Common Stock;

●	the number of shares of our Common Stock then outstanding, and the number of shares of Common Stock issuable upon exercise of options and warrants then outstanding;

●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;

●	prevailing general market and economic conditions; and

●	the initial listing criteria of The Nasdaq Capital Market.

If our stockholders grant our Board of Directors the authority to effect a reverse stock split, we would file a Certificate of Amendment to the Company’s Certificate of Incorporation, as amended, with the Delaware Secretary of State to effect the proposed reverse stock split, in substantially the form attached to this proxy statement as Appendix A, the text of which may be altered for any changes required by the Delaware Secretary of State and changes deemed necessary or advisable by our Board of Directors. Our Board of Directors has approved and declared advisable the proposed Certificate of Amendment. If the proposed reverse stock split is implemented, then the number of issued and outstanding shares of our Common Stock would be reduced. However, the Board of Directors will retain the authority not to effect the reverse stock split even if we receive stockholder approval. If the Certificate of Amendment is not filed with the Secretary of State of the State of Delaware prior to the end of the Company’s 2019 fiscal year, the reverse stock split will be abandoned, without any further effect. Thus, subject to stockholder approval, the Board of Directors, at its discretion, may cause the filing of the Certificate of Amendment to effect a reverse stock split or abandon it and effect no reverse stock split if it determines that such action is not in the best interests of our Company and stockholders.

Purpose of Proposed Reverse Stock Split

We are submitting this proposal to our stockholders for approval in preparation for a potential “uplisting” our Common Stock from the OTCQB Marketplace to The Nasdaq Capital Market, and to help attract institutional investors with minimum trading price requirements. We believe increasing the trading price of our Common Stock will also assist in our capital-raising efforts by making our Common Stock more attractive to a broader range of investors. Accordingly, we believe that the reverse stock split is in our stockholders’ best interests.

3

In connection with an application for listing our shares on The Nasdaq Capital Market, we believe that the reverse stock split is our best option to meet one of the criteria to obtain an initial listing. The Nasdaq Capital Market requires, among other criteria, an initial bid price of least $4.00 per share and, following initial listing, maintenance of a continued price of at least $1.00 per share. On February 6, 2019, the last reported sale price of our Common Stock on the OTCQB was $0.093 per share. A decrease in the number of outstanding shares of our Common Stock resulting from the reverse stock split should, absent other factors, assist in ensuring that our per share market price of our Common Stock remains above the required price. However, we cannot provide any assurance that (i) we will pursue a listing on The Nasdaq Capital Market, or (ii) even if we do, our minimum bid price would remain over the minimum bid price requirement of The Nasdaq Capital Market following the reverse stock split.

In addition, an increase in the per share trading value of our Common Stock would be beneficial because it would:

●	improve the perception of our Common Stock as an investment security;

●	reset our stock price to more normalized trading levels in the face of potentially extended market dislocation;

●	appeal to a broader range of investors to generate greater investor interest in us; and

●	reduce stockholder transaction costs because investors would pay lower commission to trade a fixed dollar amount of our stock if our stock price were higher than they would if our stock price were lower.

You should consider that, although our Board of Directors believes that a reverse stock split will in fact increase the price of our Common Stock, in many cases, because of variables outside of a company’s control (such as market volatility, investor response to the news of a proposed reverse stock split and the general economic environment), the market price of a company’s shares of Common Stock may in fact decline in value after a reverse stock split. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in our Company. However, should the overall value of our Common Stock decline after the proposed reverse stock split, then the actual or intrinsic value of the shares of our Common Stock held by you will also proportionately decrease as a result of the overall decline in value.

Potential Effects of the Proposed Reverse Stock Split

If this proposal is approved and the reverse stock split is implemented, the reverse stock split will be realized simultaneously and in the same ratio for all of our issued and outstanding shares of Common Stock. The immediate effect of a reverse stock split would be to reduce the number of shares of our Common Stock outstanding and to increase the trading price of our Common Stock.

However, we cannot predict the effect of any reverse stock split upon the market price of our Common Stock over an extended period, and in many cases, the market value of a company’s Common Stock following a reverse stock split declines. We cannot assure you that the trading price of our Common Stock after the reverse stock split will rise in inverse proportion to the reduction in the number of shares of our Common Stock outstanding as a result of the reverse stock split. Also, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

Examples of Potential Reverse Stock Split at Various Ratios. The table below provides examples of reverse stock splits at various ratios up to 1-for-500, without giving effect to the treatment of fractional shares. The actual number of shares outstanding after giving effect to the reverse stock split, if implemented, will depend on the actual ratio that is determined by our Board.

4

Shares outstanding at February 6, 2019	Reverse Stock Split Ratio	Shares outstanding after Reverse Stock Split	Reduction in Shares Outstanding
156,897,345	1-for-300	522,991	99.67%
156,897,345	1-for-400	392,243	99.75%
156,897,345	1-for-500	313,794	99.80%

The resulting decrease in the number of shares of our Common Stock outstanding could potentially adversely affect the liquidity of our Common Stock, especially in the case of larger block trades.

Effects on Ownership by Individual Stockholders. If we implement a reverse stock split, the number of shares of our Common Stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse stock split by the appropriate ratio and then rounding down to the nearest whole share. We would pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse stock split, as described in further detail below. The reverse stock split would not affect any stockholder’s percentage ownership interest in our Company or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash.

Effect on Preferred Stock, Options and Warrants. In addition, we would adjust all outstanding shares of any preferred stock, options and warrants entitling the holders to purchase or convert into shares of our Common Stock as a result of the reverse stock split, as required by the terms of these securities. In particular, we would reduce the conversion ratio for each instrument, and would increase the conversion price or exercise price, as applicable, in accordance with the terms of each instrument and based on a 1-for-500 ratio of the reverse stock split (i.e., the number of shares issuable under such securities would decrease by up to 99.80% and the exercise price per share would be multiplied by up to 500). Also, we would reduce the number of shares reserved for issuance under our existing 2016 Israeli Employee Share Option Plan, or the 2016 Plan, proportionately based on the ratio of the reverse stock split. A reverse stock split would not otherwise affect any of the rights currently accruing to holders of our Common Stock, or options or warrants exercisable for our Common Stock.

Other Effects on Outstanding Shares. If we implement a reverse stock split, the rights pertaining to the outstanding shares of our Common Stock would be unchanged after the reverse stock split. Each share of our Common Stock issued following the reverse stock split would be fully paid and nonassessable.

The reverse stock split would result in some stockholders owning “odd-lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

After the effective time, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for shares of Common Stock with the new CUSIP number by following the procedures described below. However, until such exchange is made, the old stock certificates will automatically represent the new, post-split number of shares. After the reverse stock split, we will continue to file periodic and current reports and comply with other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Common Stock will continue to be listed on the OTCQB under the symbol “OWCP” subject to any decision of our Board of Directors to list our securities on a stock exchange.

Authorized Shares of Stock

The reverse stock split would affect all issued and outstanding shares of Common Stock and outstanding rights to acquire shares of our Common Stock. We will not change the number of shares of Common Stock currently authorized. However, upon the effectiveness of the reverse stock split, the number of authorized shares of Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of Common Stock issued and outstanding as a result of the reverse stock split.

As of February 6, 2019, we had (i) 500,000,000 shares of authorized Common Stock, par value $0.00001 per share, of which 156,897,345 shares of Common Stock were issued and outstanding, and (ii) 20,000,000 shares of authorized preferred stock, par value $0.00001 per share, of which 500 shares were designated as Series A Convertible Preferred Stock, par value $0.00001 per share, and of which 465 shares of Series A Preferred Convertible Preferred Stock were issued and outstanding. If we issue additional shares, the ownership interest of holders of Common Stock will be diluted.

5

We will reserve for issuance any authorized but unissued shares of Common Stock that would be made available as a result of the proposed reverse stock split.

We do not have any plans, arrangements or understandings for the remaining portion of the authorized but unissued shares that will be available following the reverse stock split.

Procedure for Effecting the Proposed Stock Split and Exchange of Stock Certificates

If stockholders approve the proposal, we will file with the Delaware Secretary of State a Certificate of Amendment to our Certificate of Incorporation, as amended. The reverse stock split will become effective at the time and on the date of filing of, or at such later time as is specified in, the Certificate of Amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.

Upon a reverse stock split, we intend to treat stockholders holding our Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Following any reverse stock split, stockholders holding physical certificates must exchange those certificates for new certificates and a cash payment in lieu of any fractional shares.

Our transfer agent will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Fractional Shares

We would not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split because the stockholder owns a number of shares not evenly divisible by the ratio would instead receive cash upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our Common Stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our Common Stock on the trading day immediately preceding the effective date of the reverse stock split. We do not anticipate that the aggregate cash amount paid by the Company for fractional interests will be material to the Company.

No Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law or under our Certificate of Incorporation or bylaws with respect to the reverse stock split. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

6

Accounting Consequences

The par value of our Common Stock would remain unchanged at $0.00001 per share after the reverse stock split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the reverse stock split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Potential Anti-Takeover Effect

The U.S. Securities and Exchange Commission (“SEC”) rules require disclosure and discussion of the effects of any proposal that could be used as an anti-takeover device. This proposal, if adopted and implemented, will result in a relative increase in the number of authorized but unissued shares of our Common Stock vis-à-vis the outstanding shares of our Common Stock and could, under certain circumstances, have an anti-takeover effect, although that is not the purpose or intent of the proposal. A relative increase in the number of authorized but unissued shares of Common Stock could have other effects on our stockholders, depending upon the exact nature and circumstances of any actual issuances of authorized shares. A relative increase in our authorized but unissued shares of Common Stock could potentially deter takeovers, including takeovers that our Board of Directors determines are not in the best interest of our stockholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. Our Board of Directors is not aware of any attempt to take control of our business and has not considered the reverse stock split to be a tool to be utilized as a type of anti-takeover device. We currently have no plans, proposals or arrangements to issue any shares of Common Stock that would become newly available for issuance as a result of the reverse stock split, with the exception of our contemplated “uplisting” our Common Stock to The Nasdaq Capital Market.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of the reverse stock split to holders of our shares. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.

We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”), or an opinion from counsel with respect to the U.S. federal income tax consequences discussed below. There can be no assurance that the tax consequences discussed below would be accepted by the IRS or a court. The tax treatment of the reverse stock split to holders may vary depending upon a holder’s particular facts and circumstances.

We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax consequences applicable to them that could result from the reverse stock split.

Except as described below with respect to cash received in lieu of fractional shares, the receipt of Common Stock in the reverse stock split should not result in any taxable gain or loss to a holder for U.S. federal income tax purposes. The aggregate tax basis of the Common Stock received by a holder as a result of the reverse stock split (including the basis of any fractional share to which a holder is entitled) will be equal to the aggregate basis of the existing Common Stock exchanged for such stock. A holder’s holding period for the Common Stock received in the reverse stock split will include the holding period of the Common Stock exchanged therefor.

7

A holder who receives cash in lieu of a fractional share of Common Stock will be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A holder generally will recognize capital gain or loss on such deemed redemption in an amount equal to the difference between the amount of cash received and the adjusted basis of such fractional share.

Board Discretion to Implement the Reverse Stock Split

If the proposed reverse stock split is approved at the Meeting, our Board of Directors, in its sole discretion, may determine to implement the reverse stock split at any time as the Board of Directors shall determine during the Company’s 2019 fiscal year ending December 31, 2019. Notwithstanding the approval of the reverse stock split amendment at the Meeting, our Board of Directors, in its sole discretion, may determine not to implement the reverse stock split.

Required Vote

The affirmative vote of a majority of the outstanding shares of Common Stock and Series A Preferred Stock entitled to vote is required for approval of the proposed amendment. Therefore, abstentions and broker non-votes will have the same effect as votes against this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 1 TO AUTHORIZE OUR BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT.

8

PROPOSAL NO. 2

ADJOURNMENT PROPOSAL

In the event that there are insufficient votes, in person or represented by proxy, at the time of the Meeting to approve Proposal No. 1, the Board of Directors may move to adjourn the Meeting, if necessary or advisable, in order to enable the Board of Directors to solicit additional proxies in favor of the approval of Proposal No. 1. In that event, the Board of Directors will ask its stockholders to vote only upon the adjournment proposal and not on the other proposal discussed in this proxy statement.

Required Vote

The affirmative vote of the holders of a majority of the total votes cast in person or by proxy is required for approval of Proposal No. 2.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 2.

9

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our Common Stock is the only class of stock entitled to vote at the Meeting. Only our stockholders of record as of the close of business on the Record Date are entitled to receive notice of and to vote at the Meeting. As of the Record Date, there were [●] holders of record of our Common Stock, and we had outstanding 156,897,345 shares of our Common Stock and each outstanding share is entitled to one (1) vote at the Meeting. The following table sets forth certain information, as of the Record Date, with respect to holdings of our Common Stock by (i) each person known by us to be the beneficial owner of more than 5% of the total number of shares of our Common Stock outstanding as of such date; (ii) each of our directors, which includes all nominees, and our named executive officers; and (iii) all of our directors and our current executive officers as a group.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class(1)
5% and Greater Stockholders
None.
Named Executive Officers and Directors
Mordechai Bignitz(2)	10,000,000	6%
Dr. Stanley Hirsch(3)	1,250,000	*
Alon Sinai(4)	7,000,000	4.3%
Dr. Yehuda Baruch(5)	9,120,000	5.5%

All directors and executive officers as a group (4 persons)(6)	27,370,000	15.0%

*	Less than 1%

(1)	Represents shares of common stock outstanding as of February 6, 2019 including 26,250,000 shares of common stock that may be acquired by our officers and directors upon exercise of options, warrants and other rights exercisable within 60 days of February 18, 2019.
(2)	Consists of 10,000,000 shares of our common stock issuable upon the exercise of options.
(3)	Consists of 1,125,000 shares of our common stock issuable upon the exercise of options and an additional 125,000 shares of our common stock issuable upon the exercise of options that will become exercisable within 60 days following February 18, 2019.
(4)	Includes 7,000,000 shares of our common stock issuable upon the exercise of options.
(5)	Includes 2,120,000 shares of our common stock held by Dr. Yehuda Baruch and 7,000,000 shares of our common stock issuable upon the exercise of options.
(6)	See footnotes (2) to (5).

10

STOCKHOLDERS’ PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at special meetings in accordance with the rules and regulations adopted by the SEC. Any proposal that an eligible stockholder wishes to submit for inclusion in our proxy statement must advise our Secretary of such proposals in writing by February 18, 2019. Such proposal will be included if it complies with SEC rules regarding inclusion of proposals in proxy statements.

Stockholders who intend to submit a proposal at such meeting without inclusion in our proxy statement must advise our Secretary of such proposals in writing by February 18, 2019.

If we do not receive notice of a stockholder proposal within the timeframes set forth above, our management will use its discretionary authority to vote the shares they represent, as our board of directors may recommend. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one (1) copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our proxy statement to you if you call or write us at the following address or phone number: OWC Pharmaceutical Research Corp., 2 Ben Gurion Street, Ramat Gan, Israel 5257334. If you want to receive separate copies of the proxy statement (and any other documents sent therewith) in the future or if you are receiving multiple copies and would like to receive only one (1) copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the above address and phone number.

OTHER MATTERS

Our board is not aware of any matter to be presented for action at the Meeting other than the matters referred to above and does not intend to bring any other matters before the Meeting. However, if other matters should come before the Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

GENERAL

The accompanying proxy is solicited by and on behalf of our Board of Directors, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us. Our officers and selected employees may solicit proxies from stockholders. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE OR VOTE VIA TELEPHONE OR THE INTERNET. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors

/s/ Schwell, Wimpfheimer and Associates

Schwell, Wimpfheimer and Associates
Secretary

New York, New York
[●], 2019

11

Appendix A

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

OWC PHARMACEUTICAL RESEARCH CORP.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

OWC Pharmaceutical Research Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the name of the corporation is OWC Pharmaceutical Research Corp.

SECOND: That the Certificate of Incorporation of the Corporation is hereby amended by deleting the Article 4 thereof and substituting the following in its place:

“The total number of shares which the Corporation shall have authority to issue is Five Hundred and Twenty Million (500,000,000), consisting of Five Hundred Million (500,000,000) shares of Common Stock, par value $0.00001 per share (the “Common Stock”), and Twenty Million (20,000,000) shares of Preferred Stock, par value $0.00001 per share (the “Preferred Stock”). Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified as and converted into a different number of shares of Common Stock (the “New Common Stock”) such that each [●]1 shares of Old Common Stock shall, at the Effective Time, be automatically reclassified as and converted into one share of New Common Stock. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair value of the Common Stock as determined in good faith by the Board of Directors of the Corporation.”

THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * *

1 By approving this Certificate of Amendment, stockholders are approving one, and only one, reverse stock split ratio of up to 500 shares of our Common Stock into one share. The Certificate of Amendment that is filed with the Secretary of State of the State of Delaware will include only one ratio determined by the Board of Directors of the corporation to be in the best interests of the corporation and its stockholders following stockholder approval of this amendment and prior to the time of filing of the Certificate of Amendment.

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this ___ day of ________________, 2019.

OWC PHARMACEUTICAL RESEARCH CORP.

By:
Mordechai Bignitz

[Signature Page to OWC Pharmaceutical Research Corp. Charter Amendment]

A-2